Exhibit 99.1

NEWS RELEASE

Newmont Ghana Prepared to Finalize Compensation for Overflow Accident
Corrective measures to prevent future accidental releases also implemented

For Immediate Release

Accra, 18 January 2010 – Newmont Ghana announced today that it received notification from the Minister of Environment, Science & Technology of the report by the Ministerial Panel appointed to evaluate the Ahafo Mine Process Solution Overflow accident, which occurred on October 8, 2009. The company said it is prepared to finalize compensation for the overflow and has already implemented a number of corrective measures to prevent any future process solution releases.

In recognition of the overflow’s impact, the company made initial compensation proposals to the Panel. While the report of the Panel recognized that there was no regulatory framework by which to assess compensation or penalties relating such incidents, it recommended that substantial compensation be paid and Newmont Ghana has stated its intention to meet its compensation obligations, once the process is complete.

Newmont Ghana also has reassured the government and local communities that the safety of its neighbours, employees and the environment is its first priority and that the company is committed to operating with high standards. Newmont’s Senior Vice President for African Operations, Jeff Huspeni, emphasized, “The Company accepts responsibility for any failure to meet its standards, and we reiterate our regret and apologies for the overflow and for any anxiety caused in the local community over the safety of their drinking water supplies and fish.”

The company is reviewing the report which says, among other things, the primary causes of the accidental release included operational supervision failures and some systems and mechanical failures.

The report also provides recommendations which are focused on strengthening risk awareness, incident classification and notification criteria, and enhancing capacity to recognize and respond to emergency situations.

Newmont Ghana has rigorously reviewed and modified its control systems and monitoring procedures – with the participation of regulatory agencies – to ensure incidents like this do not happen in the future. As a result, the company implemented a number of measures to:

•	Reduce the risk of overfilling the event pond during mill shutdowns;

•	Improve the reliability of the instrumentation and level detection systems;

•	Increase the event pond pumping capacity to redirect process solution more quickly during rain events;

•	Improve containment within the processing plant site in the event other systems fail during a process water overflow;

•	Improve and accelerate communication with stakeholders; and,

•	Improve onsite protocols and procedures.

Responding to suggestions that the company’s failure to immediately notify government regulators of the overflow were indications of a possible “cover-up,” Mr. Huspeni said that internal communications and assessment failures, along with the operational supervision lapses, resulted in the regulatory agencies not being immediately notified, which may have inadvertently created an appearance of an alleged “cover-up.”

“Our failure to communicate immediately was due, in part, to the fact that our initial assessments mistakenly determined that the overflow was contained within the process plant area. Nevertheless, we should have notified the regulatory authorities immediately, and we apologized for failing to do so. This communication failure was a mistake on our behalf, and we will not let this happen again,” Mr. Huspeni stated. “We are committed to working with the regulatory authorities to improve our reporting protocols and also to review and improve our emergency response mechanisms.”

Since the time of the overflow, water sampling has continued to confirm that there is no threat from cyanide to human health or residual environmental impact. Newmont Ghana remains engaged with the local hamlets to ensure their wellbeing and to provide fresh water.

The company says it is continuing to engage with regulators to review the causes of the overflow, its impacts and will implement any additional recommendations to ensure an accidental release of this nature does not occur again.

”We are committed to improving our processes and to reassuring local communities of Newmont Ghana’s ongoing commitment to their safety, while re-establishing confidence in our environmental controls and reporting mechanisms,” said Mr. Huspeni. “Newmont’s first priority remains the safety of our neighbors, employees and the environment.”

Media Contact: Adiki O. Ayitevie
Regional Manager, Communications
024 4330870
adiki.ayitevie@newmont.com